EXHIBIT 3.6

                        CERTIFICATE OF CORRECTION

                                   FOR

                    NETVOICE TECHNOLOGIES CORPORATION
                          A Nevada Corporation


     The undersigned President of the Corporation hereby certifies:

1.   Name of the Corporation:      NetVoice Technologies Corporation.

2.   Purpose of this Certificate:  To correct that certain "Certificate of Amendment Blue Pines, Inc." filed
                                   with the Nevada Secretary of State on
                                   August 10, 1998 at #CZ621-77.

3.   Incorrect Statement:     The recitation of shareholder vote was
                              incorrectly stated as follows: "The
                              shareholders of Blue Pines, Inc., through an Action of Shareholders without a meeting and representing over 92% of the issued and outstanding stock, adopted a resolution to amend and clarify the Articles of Incorporation as follows:"

4.   Reason:                  The certifying officers of the corporation
                              inadvertently omitted a recitation noting that the amendment to Article IX had been approved by the required vote of the shareholders of the corporation at a meeting duly called by the Board of Directors and at which a quorum of shareholders was present held on August 29, 1997.

5.   Statement as Corrected:  "The shareholders of Blue Pines, Inc.:
                                   (1) upon notice of and at a meeting
                                   properly called by the Board of
                                   Directors of the corporation at which
                                   99 percent of the shareholders of the
                                   corporation were present in person or
                                   represented by proxy, and upon the
                                   affirmative vote of all shares present
                                   or represented at such meeting held
                                   August 29, 1997 (as to the amendment
                                   of Article IX); and (2) through an
                                   Action of Shareholders without a
                                   meeting, effective July 17, 1998,
                                   pursuant to NRS Section 78.320, upon
                                   the recommendation of the Board of
                                   Directors (as to the amendment of the
                                   Board of Directors (as to the
                                   amendment of Article I) adopted
                                   resolutions to amend and clarify the
                                   Articles of Incorporation as follows:"

Dated 12/22/99                     By: /s/ WILLIAM BEDRI
     -----------------------          -------------------------------
                                        William Bedri, President